Exhibit 99.1

Vaso Active Pharmaceuticals Announces a Global Direct to Consumer Strategic Marketing Alliance

Danvers, MA —(BUSINESS WIRE)— Mar. 10, 2004 — Today, Vaso Active Pharmaceuticals, (Vaso Active) (NasdaqSC:VAPH - News) of Danvers, Massachusetts, announced that it has entered into an exclusive global, direct to consumer media based, strategic alliance with M2G Media of Irvine, California a marketing and distribution company that utilizes direct to consumer media and television as its primary forms of marketing medium.

M2G Media, a privately held company, is comprised of a collaboration of multiple specialists whose core partners bring over 55 years of production experience to their specific projects.  This team has successfully marketed dozens of consumer products that have generated hundreds of millions of dollars in revenue, using direct to consumer media based marketing.  A few of the recognizable national marketing campaigns include: Hooked on Phonics, Time Life Music, Braun Oral B Electric Toothbrush, Red Bull, Kenwood Stereo, and Body Flex.   The Vaso Active campaign is expected to be broadcast through national cable, internet, independent and broadcast channels.

Under the terms of this exclusive alliance, Vaso Active will supply M2G Media with specifically labeled over-the-counter pharmaceutical products that target the estimated $300 million over the counter topical analgesic arthritis & pain relief market. In turn, M2G Media will market this product via an aggressive national direct to consumer television campaign.  M2G Media will bear the costs of the rollout for marketing, distribution, and direct to consumer costs, (media, spot costs, and fulfillment).  Vaso Active will bear the cost of manufacturing.

Mr. Chad Murdock, the President of M2G Media, was very optimistic regarding the alliance.  “Satisfying the need to eliminate or reduce pain caused by excess physical activity and arthritis is a growing task in the pharmaceutical industry, stating, especially in light of a population that is aging at a record pace. Although many products claim to provide adequate performance to combat this issue, their results in most instances are not desirable.  Vaso Active brings to the table a remarkable product using its advanced delivery system that we believe satisfies this need.  We are very excited that our team has taken on this initiative and are confident we will deliver a successful direct to consumer media campaign to capture a share and expand the present $300 million topical analgesic arthritis market.”

President and Chief Executive Officer of Vaso Active, John J. Masiz, said, “aligning ourselves with a team of proven professionals such as M2G Media is a significant strategic alliance for Vaso Active.  The unique financial leverage offered by M2G Media demonstrates their confidence in the superiority of our delivery platform, which in turn continues to attest to the viability of our revenue model of capturing market share through private label strategic alliances. In addition, the visibility afforded to our organization through this national direct to consumer television campaign is priceless.”

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc. This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.

Vaso Active is headquartered in Danvers, Massachusetts. To find out more about Vaso Active Pharmaceuticals visit our website at www.vasoactive.us.

This press release does not constitute an offer to sell securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Statements in this press release other than statements of historical fact are “forward-looking statements.” These forward-looking statements represent Vaso Active’s judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Matt Carter
Vaso Active Pharmaceuticals
978-750-1991 x28
mcarter@vasoactive.us